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                           [LENOX BANCORP LETTERHEAD]



                                 April 24, 2001

Dear Fellow Shareholder:

      o Your Board has nominated Henry E. Brown, currently Chairman of the Board, and Vernon L. Morrison for election as Directors. Information concerning Messrs. Brown and Morrison is included in the Lenox Bancorp proxy statement dated April 13, 2001, previously sent to you.

      o As you are aware, John Lame is conducting a proxy contest to elect his slate of Directors.

      o In the opinion of your Board of Directors, other than Lame and Behymer, who is supporting Lame and his nominee (the "Lame Group"), it is critical for Lenox Bancorp and your investment in it that you vote to elect the Board's nominees, Henry E. Brown and Vernon L. Morrison, as Directors.



                 ---------------------------------------------

                        PLEASE DO NOT FILL OUT OR RETURN
                           THE LAME GROUP WHITE PROXY

                 ---------------------------------------------

      We believe that Mr. Lame's conduct regarding Lenox Bancorp and its subsidiary, Lenox Savings Bank (the "Bank"), over the past three years, as outlined below, demonstrates that:

      1.    Lame has sought to promote his own interest;
      2.    Lenox Bancorp has not been benefitted by a number of Lame's actions;
            and
      3. Lame has tried to exercise control over Lenox Bancorp without authority to do so and in an irresponsible manner;

      Further, Lame's aggressive tactics have taken significant time and attention of your Board and management to address and, in our view, have hindered our ability to address ways to improve operations and enhance the value of your investment.

      We base our view regarding Lame's conduct on:

      1. Lame was appointed to the Board on August 17, 1998 based in significant part on his written presentation which suggested he and his business, the Fitzgerald, Lame Group, could be instrumental in annually referring 20 to 30 mortgage loans averaging $300,000 each, to the Bank and could help the Bank raise between $20 to $30 million of new deposits.



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      2.    In fact, increased deposits never materialized, and neither Lame nor his business referred loans directly to our Bank. Instead, loans apparently were referred to Mortgage House of America. Mortgage
            House   then   sought  to  sell  the  loans  to  the  Bank.   Lame's
            brother-in-law is one of the owners of Mortgage House of America.

      3. Then, in April of 1999, Lame asked Lenox Bancorp to have the Bank purchase Mortgage House of America.

      4. In July 1999, Lame tried to have Lenox Bancorp repurchase approximately 3,365 shares of his Lenox Bancorp common stock for approximately $19.00 per share. That price was in excess of the price at which Lenox shares were trading at that time. Mr. Lame's repurchase request was made shortly after Lenox completed a substantial open market repurchase program regarding its shares, which was available to all stockholders, including Mr. Lame. Lenox's repurchase program was conducted pursuant to parameters established by its outside financial advisor as prudent for Lenox to follow.

      5. Following Lenox Bancorp's last Annual Meeting of Stockholders on May 24, 2000, at which no Director positions were up for election, Lame:

            o claimed four new Directors, including an owner of Mortgage House and Guy Napier, had been elected Director;

            o     claimed he was the new Chairman of Lenox's Board;

            o presented orders to management of Lenox regarding the conduct of operations of the Company;

            o     tried to exercise control over Lenox funds; and

            o threatened legal action personally against the Board members if they caused Lenox to take any action not approved by Lame.

      However, at the time, Lenox Bancorp already had five Directors whose terms of office ran for at least another year. Even though the Board had specified the total number of Directors to be five, Lame attempted at the shareholder meeting to elect four additional Directors. Thereafter, Lame claimed he and his four proposed Directors controlled Lenox Bancorp and issued his various orders recited above.

      We believe this whole pattern of conduct has been irresponsible and dangerous to Lenox Bancorp and should not be tolerated. In our view, Lame's conduct hindered the Board's ability to address important issues because of the uncertainty raised by his assertions that he and his group controlled Lenox Bancorp.



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      Together we need to address our  significant  operating  problems and find ways to enhance the value of your investment through improved operations and/or finding a buyer for a fair price.

      YOUR BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN MANAGEMENT'S GREEN PROXY CARD, IN ITS POSTAGE-PAID ENVELOPE, VOTING "FOR" ALL OF ITS NOMINEES.

      PLEASE DO NOT RETURN THE WHITE PROXY CARD TO THE LAME GROUP.

      IF ANY OF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, PLEASE CONTACT THE PARTY RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT THEM TO VOTE YOUR SHARES FOR YOUR COMPANY'S NOMINEES ON THE GREEN PROXY CARD.

                                    Sincerely,

                                    /s/ Henry E. Brown

                                    Henry E. Brown
                                    Chairman of the Board

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                             YOUR VOTE IS IMPORTANT

1. The Board of Directors urges you to DISCARD the WHITE proxy card recently sent to you by the Lame Group. A "WITHHOLD AUTHORITY" vote on the Lame Group's White proxy card is not a vote for the Board's nominees. To vote FOR your Company's nominees you MUST execute a GREEN proxy card.
2. If you voted on a White proxy card BUT WISH TO SUPPORT YOUR COMPANY'S NOMINEES, please sign, date and mail the enclosed GREEN proxy card in the postage-paid envelope provided as soon as possible.
3. Remember-only your latest dated proxy will determine how your shares are to be voted at the meeting.
4. If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for you account and direct them to vote your shares for your Company's nominees on the GREEN proxy card.
5. For assistance in voting your shares, or for further information, please contact Ginny Heitzman, Chief Executive Officer of Lenox Bancorp at (513) 531-8655, or our proxy solicitor:


--------------------------------------------------------------------------------
IF YOU HAVE ANY QUESTIONS, NEED ANOTHER COPY OF OUR APRIL 13, 2001 PROXY STATEMENT FOR THE ANNUAL MEETING OR NEED FURTHER ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL:

                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                           17 STATE STREET, 10TH FLOOR
                NEW YORK, NY 10004 CALL TOLL FREE (800) 223-2064

--------------------------------------------------------------------------------


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                             ADDITIONAL INFORMATION

SOLICITATION OF PROXIES

      The cost of soliciting Management's proxies will be borne by Lenox Bancorp. Lenox Bancorp will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable and appropriate expenses incurred by them in sending Management's proxy materials to the beneficial owners of Lenox Bancorp's Common Stock. Lenox Bancorp has retained Georgeson Shareholder Communications Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies for a fee of $12,500, plus reimbursement of expenses. Approximately 25 persons will be utilized by Georgeson Shareholder Communications, Inc. in such solicitation. The total amount estimated to be expended in connection with this proxy contest is $40,000, which excludes the amount normally expended in connection with a solicitation for the election of directors in the absence of a contest, and costs represented by salaries and wages of regular employees and officers of Lenox Bancorp. Approximately $7,000 has been paid to date. In addition to solicitation by mail, directors and officers of Lenox Bancorp may solicit proxies personally, by telegraph, by facsimile transmission or by telephone without additional compensation.